April 3, 2013
Velti Inc.
Steuart Tower
1 Market Street
Suite 600
San Francisco, California 94105

Re:    Limited Waiver – Credit Agreement dated as of August 10, 2012
Ladies and Gentleman:
Reference is hereby made to the Credit Agreement (as amended to the date hereof, the “Credit Agreement”) dated as of August 10, 2012, between Velti Inc., a Delaware corporation, (“Borrower Representative”), Velti plc, a company formed under the laws of the Bailiwick of Jersey, Channel Islands, Mobile Interactive Group Limited, a company formed under the laws of England and Wales with registered number 04572067, and Velti Mobile Platforms Limited, a company formed under the laws of the British Virgin Islands (collectively, the “Borrowers”), each lender from time to time a party thereto, and HSBC Bank USA, National Association, a national banking association, (the “Administrative Agent”). Capitalized terms used in this limited waiver letter (this “Waiver Letter”) shall have the meanings ascribed thereto in the Credit Agreement.
Borrowers have informed the Administrative Agent that the Borrowers’ Performance to Plan, with respect to Consolidated Adjusted EBITDA, is less than 90% for the twelve months ending December 31, 2012. Such Performance to Plan is below the amount permitted under Section 7.10(d) (iv) of the Credit Agreement for such period (the “Designated Default”). Borrowers have requested that Administrative Agent waive the Event of Default arising solely as a result of the Designated Default.
Pursuant to the request of Borrowers and subject to the terms and conditions of this Waiver Letter, Administrative Agent hereby waives the Event of Default under Section 8.01(c) of the Credit Agreement directly resulting from the Designated Default occurring as of December 31, 2012.
The obligations of the Administrative Agent under this Waiver Letter are subject to the fulfillment to the Administrative Agent’s satisfaction of all of the following conditions on or before April 5, 2013:

(a)	The Administrative Agent shall have received, in form and substance satisfactory to the Administrative Agent, each of the following, duly executed:

(i)	This Waiver Letter;

(ii)	Such other documents as the Administrative Agent may require under any other paragraph of this Waiver Letter.

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(b)	As of the date of this Waiver Letter, no Default or Event of Default (other than the Designated Default) shall have occurred and be continuing.
This waiver set forth in this Waiver Letter shall (i) be limited precisely as written, (ii) shall not be deemed to be an amendment, consent or waiver of any other terms or conditions of the Credit Agreement or any Loan Document, (iii) not extend nor be deemed to extend to any other Default or Event of Default that may now exist or hereafter arise under the Credit Agreement, whether similar or dissimilar to the Designated Default, (iv) not impair, restrict or limit any right or remedy of the Administrative Agent with respect to any other Default or Event of Default that may now exist or hereafter arise under the Credit Agreement, and (v) not constitute any course of dealing or other basis for altering any obligation of the Borrowers or any right, privilege or remedy of the Administrative Agent under the Credit Agreement or any Loan Document. Except as expressly stated herein, Administrative Agent reserves all rights, privileges and remedies under the Credit Agreement and all other Loan Documents. Except as expressly set forth in this Waiver Letter, the Credit Agreement and the other Loan Documents shall continue in full force and effect.
After giving effect to this Waiver Letter, Borrowers hereby remake all representations and warranties contained in the Credit Agreement and reaffirm all covenants set forth therein. Borrowers further certify as of the date of this Waiver Letter that no Default or Event of Default (other than as a result of the Designated Default) has occurred and is continuing. Borrowers agree to pay on demand all costs and expenses of, or incurred by, the Administrative Agent in connection with the preparation, execution and delivery of this Waiver Letter, including, without limitation, the fees and expenses of counsel to the Administrative Agent.
This Waiver Letter may be executed in any number of counterparts, each of which shall be an original but all of which together shall constitute one instrument. Each counterpart may consist of a number of copies hereof, each signed by less than all, but together signed by all, of the parties hereto. Any signature delivered by a party by facsimile transmission shall be deemed to be an original signature hereto. This Waiver Letter shall constitute a Loan Document.
[Signature pages follow.]

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Please acknowledge Borrowers’ acceptance of the terms and conditions contained herein by dating and signing one copy below and returning it to the Administrative Agent on or before April 5, 2013.
Very truly yours,
HSBC BANK USA, NATIONAL ASSOCIATION, as                         Administrative Agent

By:/s/ Christopher Moore
Name: Christopher Moore
Title: Vice President

Acknowledged and Agreed as of the date first written above:

VELTI INC., as Borrower Representative
By:	/s/ Sally Rau
Name: Sally J. Rau
Title: Chief Administrative Officer

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Acknowledged and Agreed as of the date first written above:

HSBC Bank plc, as Lender
By:	/s/ James Shepherd
Name: James Shepherd
Title: Senior Corporate Banking Manager

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